EXHIBIT 21

LIST OF SUBSIDIARY CORPORATIONS

ARCBEST CORPORATION

Certain subsidiaries which do not qualify as significant in accordance with the applicable rules have not been listed.

	Jurisdiction of	% of Voting
Name	Incorporation	Securities Owned

ABF Cartage, Inc.	Delaware	100
ABF Freight System (B.C.) ULC	British Columbia	100
ABF Freight System Canada ULC	Alberta, Canada	100
ABF Freight System, Inc.	Arkansas	100
ABF, Inc. d/b/a Transport Realty, Inc.	Arkansas	100
Albert Companies, Inc.	Delaware	100
ArcBest Dedicated LLC	Nevada	100
ArcBest Enterprise Solutions, Inc.	Arkansas	100
ArcBest Funding LLC	Delaware	100
ArcBest Holdings, Inc.	Arkansas	100
ArcBest II, Inc. d/b/a ArcBest and d/b/a U-Pack	Arkansas	100
ArcBest International, Inc.	Delaware	100
ArcBest Technologies, Inc.	Arkansas	100
Arkansas Best Corporation	Delaware	100
FleetNet America, Inc.	Arkansas	100
FTI Groups, Inc.	Texas	100
Land-Marine Cargo, Inc.	Puerto Rico	100
Logistics Holdings, Inc.	Arkansas	100
MoLo Solutions, LLC	Illinois	100
Motor Carrier Insurance, Inc.	Arkansas	100
Moving Solutions, Inc.	Arkansas	100
Panther II Transportation, Inc. d/b/a Panther Premium Logistics	Arkansas	100
Panther Premium Logistics, Inc.	Arkansas	100